UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 29, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement

Equity Transfer Agreement

As previously reported by Micron Technology, Inc. (“Micron”) on a Form 8-K filed on May 13, 2010, Micron completed its acquisition (the “Share Purchase”) of all of the outstanding shares of capital stock of Numonyx Holdings B.V. (“Numonyx”) on May 7, 2010.  Also, as previously reported by Micron on a Form 8-K filed on June 3, 2010, Numonyx, an indirect wholly-owned subsidiary of Micron, through its wholly-owned subsidiary, Numonyx B.V. (“Numonyx B.V.”), holds a minority equity interest in Hynix-Numonyx Semiconductor Ltd. (the “Hynix JV”), a joint venture with Hynix Semiconductor, Inc. (“Hynix”) and Hynix Semiconductor (WUXI) Limited, formed pursuant to a joint venture agreement originally entered into between STMicroelectronics N.V. and Hynix prior to the formation of Numonyx (as amended and restated, the “JV Agreement”).

Under the terms of the JV Agreement, the consummation of the Share Purchase gave rise to certain rights of the parties to the JV Agreement to buy or sell or cause the other party to buy or sell their interests in the Hynix JV, including the right of Hynix to purchase all of Numonyx B.V.’s equity interests in the Hynix JV (the “Hynix Call Option”).  On May 28, 2010, Hynix delivered notice to Numonyx B.V. of its exercise of the Hynix Call Option.

The terms and conditions of the sale and transfer of Numonyx B.V.’s stake in the Hynix JV in settlement of the Hynix Call Option (such sale and transfer, the “Equity Transfer”), including the mechanics for the determination of the final purchase price to be paid by Hynix based on the net book value of the Hynix JV’s assets and liabilities as of the closing of the Equity Transfer, are set forth in the JV Agreement and an equity transfer agreement entered into between Numonyx B.V. and Hynix on July 29, 2010 (the “ETA”).

Subject to the terms and conditions set forth in the ETA, including the regulatory approval discussd below, Numonyx B.V. has agreed to sell, and Hynix has agreed to purchase, all of Numonyx B.V.’s equity interests in the Hynix JV (representing approximately 19.34% of the registered capital of the Hynix JV) for an estimated purchase price of $422.89 million (the “Initial Purchase Price”).  Hynix has deposited an amount equal to the initial purchase price in an escrow account with a commercial bank in Singapore (the “Escrow Account”).  The Initial Purchase Price is subject to a pre-closing adjustment based on the Hynix JV’s estimate of the book value of its assets and liabilities as of the closing date.  Following the closing, the purchase price determined on the closing date is subject to further adjustment based on the actual book value of the Hynix JV’s assets and liabilities as of the closing date to be determined at a later date.

Pursuant to the laws of the People’s Republic of China (the “PRC”), the parties are required to submit the ETA to provincial and local PRC authorities (the “Approval Authority”) for review and approval.  Subject to the terms and conditions of the ETA, the closing date for the Equity Transfer will occur on the fifth (5th) business day following receipt of approval of the ETA from the Approval Authority.

Item 8.01 Other Events

As previously reported by Micron on a Form 8-K filed on June 3, 2010, pursuant to the terms of the June 13, 2005 supply agreement (the “JV Supply Agreement”) between the Hynix JV and Numonyx B.V. (as Numonyx B.V. assumed the agreement from ST in connection with the formation of Numonyx), the Hynix JV is permitted to terminate the supply agreement upon the consummation of the Equity Transfer.  On May 28, 2010, the Hynix JV delivered notice to Numonyx B.V. of its intent to terminate the JV Supply Agreement concurrent with the closing of the Equity Transfer.  A significant portion of Numonyx’s revenue is dependent upon sales of products supplied to it by the Hynix JV pursuant to the JV Supply Agreement.  On July 29, 2010, Micron and Hynix entered into a supply agreement which provides for the continued supply of products through September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	August 2, 2010	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance